Exhibit 23.3

To	Noah Holdings Limited

Building 2, 1687 Changyang Road,

Shanghai 200090

People’s Republic of China

June 21, 2022

Dear Sir/Madam:

We consent to the reference to our firm’s name under the caption “Enforceability of Civil Liabilities” and “Legal Matters” in the registration statement on Form F-3 (the “Registration Statement”), filed by Noah Holdings Limited on June 21, 2022, with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended. We also consent to the filing of this consent letter as an exhibit to the Registration Statement with the SEC.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Zhong Lun Law Firm

Zhong Lun Law Firm